UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2006 (June 12, 2006)

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 12, 2006, the management team of Hancock Fabrics, Inc. ("Hancock") and the Audit Committee of Hancock’s Board of Directors (the “Audit Committee”) concluded that Hancock’s previously issued financial statements for the first three quarters of 2005, each of the four quarters of 2004 and 2003 and each of the fiscal years ended February 2, 2003 through January 30, 2005 need to be restated and should no longer be relied upon.

This conclusion arose as a result of management determining that historical actuarial estimates of pension expense were incorrect, resulting in periodic adjustments to the pension accounts. The impact of these adjustments on the Company’s consolidated statements of income and consolidated balance sheets are as follows (in thousands):

	2002	2003	2004
Decrease in pretax income	$ (119)	$(120)	$ (128)
Decrease in net income	$ (76)	$ (77)	$ (82)
Increase in intangible asset	$ 345	$ 0	$ 0
Decrease in pension asset	$(18,829)	$ 0	$(13,961)
Increase in deferred tax asset	$ 7,328	$ 0	$ 5,852 (a)
Increase in pension liability	$ (1,703)	$ 0	$ (2,160)
Decrease in shareholders’ equity	$ 12,859	$ 0	$ 10,269

(a) Management will evaluate whether this tax benefit is recoverable prior to restating its financial statements. If it is determined that recoverability is not likely, the decrease in shareholders’ equity shown in the table will increase by this amount.

As previously reported in Form 8-K dated June 8, 2006, the Company has not yet filed its Annual Report on Form 10-K for the year ended January 28, 2006 and its Quarterly Report on Form 10-Q for the quarter ended April 29, 2006 due to store physical inventory counts conducted during fiscal 2005 by Hancock resulting in exceptions at a rate higher than were deemed acceptable by Hancock. As a result, Hancock has undertaken a complete physical inventory of all stores to confirm an accurate count of inventory. Further discussion of the inventory matter and related material weakness in internal control over financial reporting is discussed in our Form 12b-25 filed June 9, 2006 and is incorporated by reference herein.

In connection with the evaluation of the restatement described above, management has concluded that the restatement was the result of a material weakness in the Company's internal control over financial reporting as of January 28, 2006, relating to the Company's accounting for pension obligations. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. As discussed above, the Company previously disclosed that a material weakness existed over the accuracy and valuation of inventory as of January 28, 2006, its most recent year end. Additionally, management's required assessment of internal control over financial reporting as of January 28, 2006 is not complete, and it is possible that the Company will identify other control deficiencies. There can be no assurance that such control deficiencies would not, individually or in the aggregate, constitute additional material weaknesses.

The preparation of the Company’s 2005 financial statements and the 2005 Annual Report on Form 10-K will be completed upon the resolution of the inventory issues previously described. While the Company currently does not believe the inventory errors will impact years prior to 2005, its procedures are not complete and it is unable to conclude on the impact, if any, to prior years and accordingly, the Company will correct the prior year errors for the pension accounting in its 2005 Annual Report on Form 10-K through the restatement of the 2004 and 2003 financial statements.  The Company is unable to estimate when the inventory procedures will be completed.

Hancock and the Audit Committee have discussed the matters disclosed in this Item 4.02 (a) with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

A copy of the press release is filed as Exhibit 99 to this Form 8-K and is incorporated by reference herein.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits:

Exhibit Number	Description

99	Press release issued by Hancock Fabrics, Inc., dated June 16, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By: /s/ Bruce D. Smith
Name:	Bruce D. Smith
Title:	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

Date: June 16, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

99	Press release issued by Hancock Fabrics, Inc., dated January 16, 2006